Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Christy Barsotti	Leah Bibbo
Borland Software Corporation	Kulesa Public Relations
408-863-2965	650-340-1982
christy.barsotti@borland.com	leah@kulesapr.com

Former Dell and Tivoli Executive Joins Borland as Head of R&D

Peter Morowski Brings Over 25 Years of Enterprise Software Experience

Cupertino, Calif. — August 21, 2006 — Borland Software Corporation (NASDAQ: BORL), the global leader for Software Delivery Optimization (SDO), announced today that Peter Morowski has joined Borland as senior vice president of engineering, responsible for the company’s research and development (R&D) organization. Mr. Morowski brings to Borland a 25-year track record of successfully guiding IT strategy and managing software delivery organizations for companies such as Dell, IBM/Tivoli and Novell.

Mr. Morowski will take the helm of Borland’s global R&D organization, effective immediately, responsible for evolving Borland’s products and technology investments into highly-innovative, next-generation Application Lifecycle Management (ALM) solutions. Mr. Morowski takes over for Rick Jackson, Borland’s chief marketing officer. Mr. Jackson took over R&D late last year to align engineering efforts toward Borland’s long-term vision for Software Delivery Optimization – a vision that seeks to transform software delivery into a more managed, efficient and predictable business process.

“Pete is an accomplished leader and an absolute expert at running high performance software organizations,” said Tod Nielsen, president and CEO of Borland. “He is a great addition to our team and will be a powerful force as we re-affirm Borland’s leadership in the software market. I want to thank Rick Jackson for assuming a double role this past year.

His efforts advancing a customer-centric engineering organization have dramatically improved our ability to innovate for our customers and be highly competitive in the marketplace.”

Prior to joining Borland, Mr. Morowski served as the vice president of software at Dell Inc. In this role, he was responsible for creating Dell’s first enterprise software organization, where he set product strategy, developed organizational structure and established all internal software practices for the company. Responsible for a team of over 700 employees, Mr. Morowski had many accomplishments including the reinvigoration of Dell’s system management product line into a strategic and competitive asset. He was also responsible for successfully driving Dell’s Linux, Clustering and Enterprise Solutions strategies.

Before Dell, Mr. Morowski served as vice president and chief technology officer at IBM/Tivoli Systems Inc. At this multi-national company he was charged with setting technical direction, recommending investment strategies and serving as a technical advisor to the CEO and senior business unit managers.

He has also held management positions at top companies such as Novell, Inc., where he was vice president and director of development, and Saber Software, Inc., leading up to its acquisition by McAffee Associates. He holds a B.S. in Engineering from Illinois Institute of Technology.

“I am excited to join Borland at this time of transformation, continuing to foster the kinds of innovation for which this company has always been known,” said Peter Morowski. “My experience in running large software organizations, and my belief that Borland has an opportunity to really change the way that software is delivered, makes this position a natural fit.”

Mr. Morowski will split his time between Borland’s corporate headquarters in Cupertino, Calif. and Borland’s recently expanded Austin, Texas office, which now houses teams from Borland’s engineering group, marketing, sales and its process optimization group.

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in platform independent solutions for Software Delivery Optimization. The company provides the software and services that align the people, process, and technology required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit http://www.borland.com.

Borland brand and product names are service marks, trademarks or registered trademarks of Borland Software Corporation or its subsidiaries in the United States and other countries.

# # #